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                                 Exhibit 99.3






FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Signs Definitive Agreement to Purchase Two Properties for $27 Million

Plymouth Meeting, Pennsylvania, February 24, 1998. American Real Estate Investment Corporation (AMEX: REA) announced today that it has signed definitive agreements to purchase two industrial distribution complexes totaling 1.1 million square feet for approximately $27 million.

- Steelway Boulevard North and South. Liverpool, New York. This property is comprised of five single-story warehouse/distribution facilities containing 655,500 square feet with 24' to 30' clear ceiling heights. These buildings are 100% leased to GATX Logistics and are located at the confluence of the New York State Thruway and Route 81 in suburban Syracuse, a major distribution hub for the Northeastern United States. At a cost of approximately $20 per square foot, the initial yield on acquisition cost is anticipated to be in excess of 12.5% in the first year.

- Lower Allen Distribution Center and Airport Industrial Park, Harrisburg, Pennsylvania. This property is comprised of five single-story warehouse/distribution facilities containing 467,000 square feet on 34 acres with 24' to 30' clear ceiling heights. These buildings are multi-tenanted state-of-the-art facilities located in the lowest vacancy distribution market in eastern Pennsylvania. At a cost of approximately $31 per square foot, the initial yield on acquisition cost is anticipated to be in excess of 10% in the first year.

Since completion of its reorganization with McBride, Penn Square Properties and Hudson Bay Partners in December 1997, the Company has implemented its focused growth strategy as follows:

-    Acquired or signed definitive agreements to acquire approximately
     $71 million of state-of-the-art warehouse/distribution properties thereby increasing in its industrial portfolio by 126% to over
     3.8 million square feet. At an average cost of approximately $33 including several refrigerated and freezer facilities, the average discount to replacement cost is in excess of 30% per square foot, the average initial yield on acquisition cost is anticipated to be in excess of 10.5% in the first year.

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-    Acquired or signed definitive agreements to acquire approximately
     $40 million of strategic, high quality suburban office properties representing an increase in its office portfolio of 55% to over
     1.1 million square feet. At an average cost of approximately $104 with a discount to replacement cost in excess of 25% per square foot, the average initial yield on acquisition cost is anticipated to be in excess of 10% in the first year.

- Assuming completion of previously announced transactions, increased pro forma annualized net operating income for the Company's portfolio will increase over 70% to in excess of $27 million.

"We believe that the growth demonstrated over the past ninety days is indicative of the opportunities in our targeted markets and an example of our ability to execute our plan to generate attractive, sustainable yields from cash acquisitions of individual properties and portfolios as well as our ability to attract new partners in strategic markets through the completion of OP Unit transactions. We are confident that this proactive approach will create cash flow growth and long-term value for our shareholders," said Jeff Kelter, American's President. "We are simply executing our strategy of building a large industrial base throughout the Northeast, complimented by strategic office portfolio acquisitions in stable markets not yet dominated by any individual or multiple players," added David McBride.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey and Allentown, Pennsylvania, is a fully-integrated self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties in the Mid-Atlantic and Northeast states. Upon completion of previously announced transactions, the Company will own 24 industrial buildings and 18 office buildings totaling approximately 4.9 million square feet. Hudson Bay Partners is a strategic real estate investment firm capitalized substantially by Crescent Real Estate Equities, Inc. (NYSE:CEI). For further information, contact Jeff Kelter at (610) 834-3447 or send your inquiry via Email to JKelter@AREIC.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief of current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB.
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